Exhibit 2.2
          CONTRIBUTION AGREEMENT (this “Agreement”), dated as of January     , 2010, by and among CABLEVISION SYSTEMS CORPORATION, a Delaware corporation (“Cablevision”), REGIONAL PROGRAMMING PARTNERS, a New York general partnership and an indirect wholly-owned subsidiary of Cablevision (“RPP”), and MADISON SQUARE GARDEN, INC., a Delaware corporation (“MSG”).
RECITALS
          WHEREAS, Cablevision and MSG are parties to a Distribution Agreement, dated as of January     , 2010 (the “Distribution Agreement”);
          WHEREAS, pursuant to the Distribution Agreement, the Parties wish to cause the transactions described on Annex I (the “Reorganization Transactions”) to be completed including, without limitation, the assignment by RPP to MSG of (i) all of the issued and outstanding common stock of Rainbow Garden Corp (the “RGC Common Stock”) and (ii) all the membership interests in Regional MSG Holdings LLC (the “Holdings Interests;” the assignments of the RGC Common Stock and the Holdings Interests are referred to herein as the “Assignments”);
          WHEREAS, in consideration of the Assignments, MSG wishes to issue to RPP, and RPP wishes to receive, 5,000 shares of newly issued Common Stock, par value $.01 per share, of MSG (the “MSG Stock”);
          WHEREAS, in order to complete the Reorganization Transactions and the MSG Stock issuance, the parties desire to enter into this Agreement; and
          WHEREAS, terms used but not defined herein have the meanings assigned thereto in the Distribution Agreement.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, the parties agree as follows:
          1. Assignments. Subject to the terms of the Distribution Agreement, each of Cablevision and MSG shall take all actions necessary to cause the completion of the Reorganization Transactions to which it or any of its subsidiaries is a party. In furtherance thereof, effective as of the date of this Agreement, RPP shall assign to MSG, and MSG shall accept from RPP, all of RPP’s right, title and interest in the RGC Common Stock and the Holdings Interests, pursuant to the Assignment Agreement, dated the date of this Agreement between RPP and MSG.
          2. Stock Issuance. MSG hereby agrees to issue to RPP, effective as of the date of this Agreement, the MSG Stock, by delivery of stock certificates therefor, pursuant to the Assignment Agreement and Stock Power, dated the date of this Agreement, between RPP and MSG. Cablevision and RPP acknowledge and agree that each of these stock certificates shall bear the legends contemplated by Annex II hereto.

          3. Disclosure. Except as expressly provided in the Distribution Agreement or in any Ancillary Agreement, (i) none of the parties is making any representation to any other party in connection with the Reorganization Transactions, the Assignments or the MSG Stock issuance, and (ii) MSG is not directly assuming any liabilities under the Reorganization Transactions or the Assignments.
          4. Further Assurances. Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.
          5. Complete Agreement; Construction. This Agreement, including the Annexes hereto shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Annex, the Annex shall prevail.
          6. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Distribution Agreement or the Ancillary Agreements. Without limiting the foregoing sentence, the provisions of Section 2.12 and 2.13 of the Distribution Agreement shall apply to the Reorganization Transaction and the Assignments.
          7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
          8. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.
          9. Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
          To Cablevision and RPP:
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attention: General Counsel
          To MSG:
Madison Square Garden, Inc.
Two Penn Plaza
New York, New York 10001
Attention: General Counsel

          10. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.
          11. Amendments. Subject to the terms of Section 14 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties.
          12. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning party to be performed or observed.
          13. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
          14. Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Cablevision without the approval of MSG or the stockholders of Cablevision. In the event of such termination, no party shall have any liability of any kind to any other party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.
          15. Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          16. Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          17. Annexes. The Annexes shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
          18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.
          19. Waiver of Jury Trial. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
          20. Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this

Agreement, the parties agree that the party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
          21. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of illegal or unenforceable provisions.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CABLEVISION SYSTEMS CORPORATION

Name:
Title:

REGIONAL PROGRAMMING PARTNERS
By:	RAINBOW MEDIA HOLDINGS LLC, as
General Partner

Name:
Title:

MADISON SQUARE GARDEN, INC.

Name:
Title:

Annex I
Reorganization Transactions
Transaction
1.	RRH I, LLC is dissolved

2.	RRH II, LLC is dissolved

3.	Rainbow Regional Holdings LLC is dissolved

4.	Regional Programming Partners (“RPP”) contributes the stock of Rainbow Garden Corp. and membership interests in Regional MSG Holdings LLC to Madison Square Garden Inc. (“MSG Inc.”) in exchange for common stock of MSG Inc.

5.	RPP distributes MSG Inc. shares to Rainbow Media Holdings LLC (“RMH”)

6.	RMH distributes MSG Inc. shares to CSC Holdings, LLC

7.	CSC Holdings, LLC distributes MSG Inc. shares to Cablevision Systems Corporation

8.	Cablevision Systems Corporation distributes MSG Inc. shares to its stockholders

Annex II
Stock Certificates Legends
“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) or any state securities or Blue Sky laws and may not be sold, transferred, pledged or otherwise disposed of without registration under the Act or such state laws or unless such sale, transfer, pledge or other disposition is exempt from registration thereunder.”1
“If at any time Madison Square Garden, Inc. owns, directly or indirectly, an interest in a professional sports franchise, the ownership and transfer of the shares represented by this certificate will be subject to any applicable restrictions on transfer imposed by the league or other governing body with respect to such franchise (a “League”) and to the provisions of Section A.X. of Article Fourth of the amended and restated certificate of incorporation of Madison Square Garden, Inc., a copy of which, and a summary of any applicable League restrictions, are on file with the Secretary of Madison Square Garden, Inc. and will be furnished without charge to the holder of such shares upon written request.”
“The shares represented by this certificate are held subject to the terms of a certain Registration Rights Agreement, dated _________, by and among Madison Square Garden, Inc. and the Charles F. Dolan Children Trusts, as amended from time to time, a copy of which is on file with the Secretary of Madison Square Garden, Inc., and such shares may not be sold, transferred or otherwise disposed of, directly or indirectly, except in accordance with the terms of such Registration Rights Agreement.”2
“The voting and transfer of the shares represented by his certificate are restricted by, and subject to the terms and conditions of, the Class B Stockholders’ Agreement, dated as of _________, as it may be further amended, a copy of which is with the Secretary of Madison Square Garden, Inc. and will be furnished without charge to the holder of such shares upon written request.”3

[1]	This legend shall be removed from certificates representing Class A Common Stock prior to the distribution of those shares by Cablevision Systems Corporation.

[2]	Prior to the distribution of Class B Common Stock, $.01 par value, by Cablevision, this legend shall be placed on the certificates registered in the names of the Charles F. Dolan Children Trusts.

[3]	Prior to the distribution of Class B Common Stock, $.01 par value, by Cablevision, this legend will be placed on all certificates representing Class B Common Stock.